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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Kenneth                            A.                  Swanstrom
--------------------------------------------------------------------------------
     (First)                         (Middle)                 (Last)

                   c/o Penn Engineering & Manufacturing Corp.
                              5190 Old Easton Road
--------------------------------------------------------------------------------
                                    (Street)

     Danboro                           PA                      18916
--------------------------------------------------------------------------------
     (City)                          (State)                   (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

             Penn Engineering & Manufacturing Corp. (PNN) & (PNNA)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                December 5, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

                                  December 2002
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

               Chairman of the Board and Chief Executive Officer
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.
                                                                                               Amount of      6.
                                                                   4.                          Securities     Owner-
                                                                   Securities Acquired (A) or  Beneficially   ship
                                         2A.          3.           Disposed of (D)             Owned          Form:     7.
                              2.         Deemed       Transaction  (Instr. 3, 4 and 5)         Following      Direct    Nature of
                              Trans-     Execution    Code         --------------------------- Reported       (D) or    Indirect
1.                            action     Date, if     (Instr. 8)                  (A)          Transaction(s) Indirect  Beneficial
Title of Security             Date       any          ------------                or           (Instr. 3 &    (I)       Ownership
(Instr. 3)                   (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price Instr.4)       (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    --         --         --       --     --          --     --      182,850         I      By Trust (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    --         --         --       --     --          --     --      347,518         I      By Trust (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    --         --         --       --     --          --     --       48,314         I      By Trust (3)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.
                                                                                               Amount of      6.
                                                                   4.                          Securities     Owner-
                                                                   Securities Acquired (A) or  Beneficially   ship
                                         2A.          3.           Disposed of (D)             Owned          Form:     7.
                              2.         Deemed       Transaction  (Instr. 3, 4 and 5)         Following      Direct    Nature of
                              Trans-     Execution    Code         --------------------------- Reported       (D) or    Indirect
1.                            action     Date, if     (Instr. 8)                  (A)          Transaction(s) Indirect  Beneficial
Title of Security             Date       any          ------------                or           (Instr. 3 &    (I)       Ownership
(Instr. 3)                   (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price Instr.4)       (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
$.01 par value                  --         --         --       --     --          --     --      480,348         D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
$.01 par value                  --         --         --       --     --          --     --        7,534         I      By Wife
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
$.01 par value                  --         --         --       --     --          --     --      125,950         I      By Trust (1)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
$.01 par value                  --         --         --       --     --          --     --      172,906         I      By Trust (2)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
$.01 par value                  --         --         --       --     --          --     --       24,038         I      By Trust (3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    --         --         --       --     --          --     --    1,041,044         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    --         --         --       --     --          --     --       22,602         I      By Wife
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Directors
Stock
Option
Plan
(Right                                                                          Common
to Buy)      $11.70  12/5/02            A        10,000       12/5/03  12/5/12  Stock     10,000  (4)      10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Directors
Stock
Option
Plan
(Right                                                                          Common
to Buy)      $11.70  12/5/02            A        10,000       12/5/04  12/5/12  Stock     10,000  (4)      10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Directors
Stock
Option
Plan
(Right                                                                          Common
to Buy)      $11.70  12/5/02            A        10,000       12/5/05  12/5/12  Stock     10,000  (4)      10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Directors
Stock
Option
Plan
(Right                                                                          Common
to Buy)      $11.70  12/5/02            A        10,000       12/5/06  12/5/12  Stock     10,000  (4)      10,000    D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Shares held in Trust under Will of Gladys A. Swanstrom, of which Reporting Person is a trustee.

(2) Shares held in Trust under Will of Klas A. Swanstrom, of which Reporting Person is a trustee.

(3) Shares held in Trust under Will of Klas A. Swanstrom, of which Reporting Person is a trustee.

(4) These stock options were granted pursuant to Rule 16b-3 under the Company's 1999 Stock Option Plan.


/s/ Kenneth A. Swanstrom                                      March 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.